Dated:  March _15_ , 2015

EXHIBIT A
TO THE CUSTODY AGREEMENT BETWEEN
360 FUNDS TRUST
AND FIFTH THIRD BANK

MARCH _15__, 2015

Name of Fund	Date

Stringer Growth Fund	04/01/2013

WP Large Cap Income Plus	07/15/2013

Stringer Moderate Growth Fund	03/31/2015

By:	/s/Brandon Byrd

Its:	Chief Operating Officer / Assistant Secretary

Date	3/15/15

FIFTH THIRD BANK

By:	/s/Illegible

Its:	Vice President